Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2017

Shareholders, Clients, and Employees:

I am pleased to report on your Company’s continued successes in 2017 including the Board of Directors declaration of a $0.12 per share dividend, payable on December 15th to shareholders of record as of November 30, 2017.

A big part of this year’s success was the completion of the acquisition of Benchmark Bank on September 8, 2017.  This acquisition gives your Company a larger income-earning asset base, expected income accretion, and provides a larger geographic presence in Ohio’s fastest growing region.  We are excited not only for the opportunities that come with additional clients, an increased asset base and stronger market presence, but more importantly to welcome our newest Benchmark team members, who have demonstrated a strong desire to contribute to your Company’s positive influence in their communities.

During the first three quarters of 2017, the Company paid approximately $1.3 million in acquisition related expenses. Excluding those acquisition charges, your Company would have reported approximately $5.3 million in income before income taxes compared to $5.2 million for the same period in 2016.  Additionally, as a result of organic growth and assets acquired in the acquisition, your Company’s balance sheet has grown to approximately $771 million in total assets, $493 million in loans and $638 million in deposits.  As compared to December 31, 2016 balances, these represent increases of 21.7%, 31.1% and 21.5%, respectively.

The continued success of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan.  Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2017	Nine months ended September 30, 2016
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 17,872	$ 16,089
Interest expense	2,035	1,652
Net interest income	15,837	14,437
Credit for loan and lease losses	(350)	(700)
Net interest income after credit for loan and lease losses	16,187	15,137
Non-interest income	3,745	3,471
Non-interest expenses	15,949	13,371
Income before income taxes	3,983	5,237
Provision for income taxes	1,002	1,216
Net income	$ 2,981	$ 4,021

Average common shares outstanding (basic)	3,267,191	3,295,307

PER COMMON SHARE
Net income	$ 0.91	$ 1.22
Book value	$23.17	$23.00
Tangible book value	$15.13	$19.68
Closing price	$22.50	$19.99

FINANCIAL RATIOS
Return on average assets	0.61%	0.87%
Return on average equity	5.30%	7.23%
Net interest margin	3.68%	3.53%
Efficiency ratio	79.36%	72.88%
Loans to deposits	77.39%	69.39%
Allowance for loan and lease losses to loans	0.57%	0.94%
PERIOD END BALANCES
	As of September 30, 2017	As of September 30, 2016
Assets	$770,713	$615,314
Loans and leases, gross	$493,089	$359,082
Deposits	$637,674	$517,498
Shareholders' equity	$ 75,714	$ 75,344

Common shares outstanding	3,267,643	3,276,514

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH  43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

468 Polaris Parkway

Westerville, OH  43082

614-269-4402